Exhibit (a)(1)(Q)

Takeda Commences Cash Tender Offer for all Outstanding Shares of ARIAD Pharmaceuticals, Inc.

Osaka, Japan, January 20, 2017 and Cambridge, Massachusetts, USA, January 19, 2017 – Takeda Pharmaceutical Company Limited (TSE: 4502) (“Takeda”) today announced the commencement of the cash tender offer by its wholly-owned indirect subsidiary, Kiku Merger Co., Inc., for all outstanding shares of the common stock of ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) (“ARIAD”) at $24.00 per share. The tender offer is being made in connection with the Agreement and Plan of Merger which Takeda and ARIAD announced on January 9, 2017.

Upon successful closing of the tender offer, stockholders of ARIAD will receive $24.00 in cash, net of applicable withholding taxes and without interest, for each share of ARIAD stock. Following the purchase of shares in the tender offer, ARIAD will become an indirect wholly owned subsidiary of Takeda.

On January 19, 2017 (Eastern Time), Takeda filed with the U.S. Securities and Exchange Commission (SEC) a tender offer statement on Schedule TO, which provides the terms of the tender offer. Additionally, ARIAD filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 that includes the recommendation of the ARIAD board of directors that ARIAD stockholders accept the tender offer and tender their shares.

The tender offer is scheduled to expire at 11:59 p.m. (Eastern Time) on Wednesday, February 15, 2017, unless extended. The closing of the tender offer is subject to customary terms and conditions, including the tender of a number of shares which, together with shares then owned by Takeda (if any), represents a majority of the outstanding shares, and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

Copies of the Offer to Purchase, the related Letter of Transmittal and other materials related to the tender offer may be obtained for free from the Information Agent, MacKenzie Partners, Inc., toll-free at 800-322-2885 or collect at (212) 929-5500. The Depositary for the tender offer is Computershare Trust Company, N.A.

About Takeda Pharmaceutical Company

Takeda Pharmaceutical Company Limited is a global, research and development-driven pharmaceutical company committed to bringing better health and a brighter future to patients by translating science into life-changing medicines. Takeda focuses its R&D efforts on oncology, gastroenterology and central nervous system therapeutic areas plus vaccines. Takeda conducts R&D both internally and with partners to stay at the leading edge of innovation. New innovative products, especially in oncology and gastroenterology, as well as our presence in Emerging Markets, fuel the growth of Takeda. More than

30,000 Takeda employees are committed to improving quality of life for patients, working with our partners in health care in more than 70 countries. Additional information about Takeda is available through its corporate website, www.Takeda.com.

Additional Information

This press release is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. Takeda and its wholly owned subsidiary, Kiku Merger Co., Inc., have filed with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and ARIAD has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Takeda, Kiku Merger Co., Inc. and ARIAD intend to mail these documents to the ARIAD stockholders. Investors and shareholders should read those filings carefully as they contain important information about the tender offer. Those documents may be obtained without charge at the SEC’s website at www.sec.gov. The offer to purchase and related materials may also be obtained for free by contacting the information agent for the tender offer.

Cautionary Statement Regarding Forward-Looking Statements

This document contains forward-looking information related to Takeda, ARIAD and the proposed acquisition of ARIAD by Takeda that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Forward-looking statements in this document include, among other things, statements about the potential benefits of the proposed acquisition, anticipated earnings accretion and growth rates, Takeda’s and ARIAD’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Takeda and ARIAD, ARIAD’s products, ARIAD’s pipeline assets, and the anticipated timing of closing of the acquisition. Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions to closing the acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, including uncertainties as to how many of ARIAD’s stockholders will tender their shares in the tender offer and the possibility that the acquisition does not close; risks related to the ability to realize the anticipated benefits of the acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships; negative effects of this announcement or the consummation of the proposed acquisition on the market price of Takeda’s common stock and on Takeda’s operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; other business effects, including the effects of industry, market, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; future business combinations or disposals; the uncertainties inherent in research and development, including the ability to sustain and increase the rate of growth in revenues for ARIAD’s products despite increasing competitive, reimbursement and economic challenges; whether and when any drug applications may be filed in any jurisdictions for any indications or any additional indications for ARIAD’s products or for ARIAD’s pipeline assets; whether and when the FDA or any other applicable regulatory authorities may approve any such applications, which will depend on its assessment of the benefit-risk profile suggested by the totality of the efficacy and safety information submitted; decisions by the FDA or other regulatory authorities regarding labeling and other matters that could affect the availability or commercial potential of ARIAD’s products and ARIAD’s pipeline assets; and competitive developments. Other factors that may cause actual results to differ materially include those set forth in the Tender Offer Statement on Schedule TO and other tender offer documents filed by Takeda and Merger Sub.

Many of these factors are beyond Takeda’s control. Unless otherwise required by applicable law, Takeda disclaims any intention or obligation to update forward-looking statements contained in this document as the result of new information or future events or developments.

Media and Investor Contacts

Takeda Investor Contact

Noriko Higuchi

takeda4502.ir@takeda.com

+81 (0) 3-3278-2306

Takeda Media outside Japan

Amy Atwood

amy.atwood@takeda.com

+1-774-571-3316

Japanese Media

Tsuyoshi Tada

tsuyoshi.tada@Takeda.com

+81 (0) 3-3278-2417

Kal Goldberg, Finsbury

kal.goldberg@finsbury.com

+1-646-805-2005

Chris Ryall, Finsbury

chris.ryall@finsbury.com

+1-646-805-2078

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